EXHIBIT NO. 99.(j) 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 74 to Registration Statement No. 33-7638 on Form N-1A of our reports, each dated October 15, 2015, relating to the financial statements and financial highlights of MFS Low Volatility Global Equity Fund and MFS U.S. Government Cash Reserve Fund), appearing in the Annual Reports on Form N-CSR of MFS Series Trust I for the year ended August 31, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” and Appendix N – “Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
December 22, 2015